EXHIBIT 10.7

Spartan Motors, Inc. (SMI)
SPARTAN PROFIT AND RETURN (SPAR)
MANAGEMENT INCENTIVE BONUS PLAN

Plan Purpose

The purpose of the Spartan Motors, Inc. Spartan Profit And Return Plan (the "SPAR Plan") is to motivate and encourage [Spartan Motors, Inc.][Spartan Motors Chassis, Inc.] ("SMI") management to create economic value from the dollars invested in SMI. Only through value creation can Spartan achieve sustainable profitable growth, maximize Spartan's market valuation and provide for the long-term interests of its stakeholders.

Objectives of the Plan

The specific objectives of the SPAR Plan are as follows:

1.	Provide management with incentives to choose strategies and investments that maximize shareholder wealth. In other words think, act and be paid like owners.

2.	Utilize a financial measurement that conforms to the market's evaluation of Spartan's performance.

3.	Communicate SMI's financial objectives in a clearly defined and quantifiable manner.

4.	Focus management on continuous improvement in shareholder value.

Approach

SMI believes that Management financial rewards should track with SMI financial performance. Rewards should be structured to be generous in periods when management drives SMI toward the achievement of superior performance and scant when performance falls short. Since Spartan Motors' shareholders have historically have viewed Spartan as a "value" stock, it is essential that the financial interest of the executive be based on a comparable view. This leads to a plan that is based on a three-year payout.

Eligibility

The following positions are eligible for participation in the Plan:

               Leadership Team

Other positions may be included upon the recommendation of the President/COO of Spartan and the approval of the Chairman of the Board. Participants in the Plan may not participate in any other incentive pay, commission override, gainsharing, or other supplemental compensation program. The only exceptions are quarterly bonus, stock options and certain designated sales managers. Participation in one year does not guarantee participation in subsequent years. Due to the varying nature of certain positions between business units, inclusion of a position at one organization will not necessarily mean a similarly titled position at another unit would be included in the Plan.

Effective Date

This Plan is effective upon approval of the Board of Directors of Spartan and will continue indefinitely at the discretion of the Board.

Plan Administration

The President and Chief Operating Officer at SMI and Chief Financial Officer of SMI are responsible for the ongoing administration of the Plan. The Compensation Committee of Spartan shall annually review both the provisions of the Plan and approve all payouts hereunder.

Overview of Plan Structure

The Plan rewards Participants based upon achievement in sustaining and increasing their operation's SPAR. Spartan Profit and Return (SPAR) is a single, comprehensive measurement by which individual subsidiary and consolidated performance is evaluated. "SPAR" is defined as net operating profit after tax (NOPAT) less a capital charge based upon the tangible net operating assets employed in the business. More detailed information regarding how the Company calculates SPAR is provided in Exhibit I.

1.	Annual SPAR Incentive Bonus Earned. The participant's Target Bonus percentage (2 below) times the Spar Multiple (3 below) times the participant's annual salary.

2.

Target Bonus. Each Participant is assigned a "Target Bonus" based on his or her level within the Plan. The Target Incentive is determined each year by multiplying the Participant's base compensation by the following percentages.

Level 5	50%
Level 4	40%
Level 3	20%
Level 2	15%
Level 1	10%

A Participant is included in one of the levels above upon the recommendation of the President/COO of Spartan and the approval of its Chairman of the Board.

3.

SPAR Target Multiple. The Target Bonus can be increased or decreased based upon achieving varying levels of SPAR. The amount of increase or decrease is based upon predetermined levels of SPAR that relate to a SPAR Multiple. Spartan Profit And Return can be adjusted annually, but is intended to be static for three years. A SPAR Multiple for SMI is determined by using the following table:

	SPAR Required for Various SPAR Multiples - Year One
	-2X	-1X	0X	+1X	+2X	+3X	+4X
Spartan Motors, Inc.][Spartan Motors Chassis, Inc.]	-7,068,000	-3,534,000	0	3.534,000	7,068,000	10,602,000	14,136,000

The SPAR multiple used for determining annual bonuses is computed by interpolating (or extrapolating, if necessary) where the SPAR earned for the year falls within (or outside) the various multiples indicated in the above table. The SPAR multiple is computed to one decimal.

4.

Individual Performance Bonus. A Participant may earn an additional bonus based on the achievement of certain mutually agreed-upon personal objectives. The Participant is annually evaluated by his or her immediate superior and can achieve up to the percentage of base pay per their determined SPAR Target Bonus Level.

Level 5	10%
Level 4	10%
Level 3	10%
Level 2	5%
Level 1	3%

5.

Annual Incentive Bonus Cash Payout: Annual incentive bonuses to all Participants employed by the Company on the last day of the performance year are calculated and paid no later than February 28 of the year following the end of the performance year. The amount of the annual payout is equal to the sum of seventy-five percent (75%) of any unpaid carryover balance (mandatory deferred balance) from prior years (7 below), 2) seventy-five percent (75%) of the Annual Incentive Bonus Earned for the current performance year (1 above), and 3) the Participant's Individual Performance Bonus, (4 above)

In the event that the participant either voluntarily or involuntarily terminates, (see exceptions below), their employment with SMI during any performance year, the participant will not earn an Annual Incentive Bonus for that year or any portion of an Annual Incentive Bonus. The Participant will only receive the appropriate amount of the mandatory an/or optional deferral. (See Terminations and Vesting of Deferred Balances below)

A Participant is entitled to a prorated annual incentive bonus for the current year in the event that death, disability, retirement, or change in control occurs prior to the conclusion of a performance year. (See Death, Disability, Retirement, and Changes in Control)

6.	Mandatory Deferral: Twenty - five percent (25%) of the current year Annual Incentive Bonus Earned, plus twenty-five (25%) of the unpaid carryover balance from the previous year.

7.

Carryover Account Balance: The cumulative effect of the Initial Account Balance (see below) plus the current year Annual Incentive Bonus Earned (1 above), plus any interest on the previous year unpaid carryover balance, minus the Annual Incentive Bonus Cash Payout (5 above).

Initial Account Balance

For purposes of computing annual incentive payouts, Participants are credited with an "Initial Account Balance" equal to the following percentage of the 200[_] Annual SPAR Incentive Bonus Earned for the year 200[_]:

[Spartan Motors, Inc.][Spartan Motors Chassis, Inc.]	33.3%

The Initial Carryover Balance is not subject to interest charges or credits or repayment during a Participant's period of employment. In determining a Participant's vested account balance, the Initial Carryover Balance is deducted from a Participant's total account balance upon termination of employment for any reason.

Interest on Mandatory Deferrals

Interest is credited on any deferred balances at an annual rate equal to the highest rate the Company pays at the time of the deferral on its debt capital or 10 percent, whichever is lower. Interest continues to be credited at this rate until the deferrals and the related accrued interest are paid. Interest is not credited on the Participant's Initial Carryover Balance.

Treatment of New Employees

An eligible employee who joins the Company during a performance period may be included in the Plan as a Participant at the discretion of his or her respective business unit President. The President/COO of SMI and its Chairman must approve the level of participation and any Initial Carryover Balance assigned.

The new Participant will be entitled to a prorated share of an annual bonus.

Acquisitions

Upon acquisition or disposal of a business unit, the required amounts of SPAR and minimum SPAR growth amounts in number three above are adjusted for Spartan (consolidated) and any other business unit which includes the acquired business (or as a separate stand-alone business unit).

The required amounts of SPAR and minimum SPAR growth amounts are determined in a manner providing a minimum return on capital invested in the acquired business.

Terminations and Vesting of Deferred Balances

In the event a Participant terminates his or her employment with Company voluntarily or involuntarily for reason other than death, disability, retirement, or a change in control, deferred balances are payable as follows:

Mandatory Deferred Balances (excluding Initial Carryover Balance)	50%

Payment will be made to terminated Participants at the next regularly scheduled date for payment of incentive bonuses.

Death, Disability, Retirement, and Changes in Control

In the event a Participant dies, becomes disabled (defined as qualifying either for the Company's Long-Term Disability Plan or Social Security Disability), or retires, (per the Company's Profit Sharing Plan), 100 percent of the sum of mandatory deferred balances are payable to the Participant (less Initial Carryover Balances) at the next regularly scheduled date for the payment of incentive bonuses. In the event of a change in control of the Company or one of its business units (defined as acquisition by a purchaser of more than 50 percent of the Company's stock or substantially all the assets of the Company or one of its units) 100 percent of the sum of mandatory and any optional deferred balances are payable to the Participant (less Initial Carryover Balances) at the next regularly scheduled date for payment of incentive bonuses.

Funding

The Plan is an unfunded, nonqualified deferred compensation plan. Monies that become due to Participants are unsecured obligations of the Company.

Amendment and Termination of the Plan

The Plan may be amended or terminated at any time and without prior notice at the sole discretion of the Board of Directors of Spartan Motors, Inc. Any deferred balances (excluding any Initial Carryover Balances) shall become 100 percent vested upon termination of the Plan.

Exhibit I - Terms and Definitions

SPAR	Spartan Profit and Return (SPAR) equals Net Operating Profit After Taxes (NOPAT) minus Capital Charge.

NOPAT	Net Operating Profit After Taxes is calculated as follows:

OPERATING PROFIT	Operating Profit is defined as Earnings Before Income Taxes determined for purposes of both internal and external reporting and subject to annual audit by the Company's independent accountants.

Adjustments to Operating Profit consist of the following:

	•	Add interest expense
	•	Subtract interest income and other investment income
	•	Add (subtract) equity in losses (income) of unconsolidated investments
	•	Add (subtract) other non-operating expenses (income)
	•	Add (subtract) any increases (decrease) in LIFO reserves
	•	Add depreciation
	•	Subtract annual rental charge for plant and equipment determined per attached table
	•	Add amortization of goodwill and other intangible assets arising from business acquisitions.
	•	Add amortization of other intangibles.
	•	Subtract recovery charge for capitalized intangibles per the attached table, excluding those arising from business acquisitions.
	•	Add any recorded provision for noncompete payments (+)
	•	Add any items deemed to be strategic investments (+)
	•	Subtract annual recovery charge of any items deemed to be strategic investments determined on a straight-line basis over an agreed-upon amortization period per attached table

STRATEGIC INVESTMENTS

Strategic Investments are expenditures greater than $100,000 that are expected to result in operating income in future periods but are required to be recognized as expenses or losses in the current fiscal year under generally-accepted accounting principles. Examples of such items include certain research and development expenses, acquired businesses than are not expected to initially generate positive SPAR and certain advertising and promotional costs. In order to qualify as a strategic investment for incentive computation purposes, the amount and amortization period of the investment must be planned and agreed to by the President/COO and Chairman of the Company in advance of any expenditure or loss. Generally this is done as part of the annual strategic planning review. The business unit is required to recognize an amortization charge in future performance periods regardless of whether the item actually results in future operating income.

CAPITAL CHARGE	Cost of capital percentage times capital base.

COST OF CAPITAL	The minimum overall percentage return required by an investor providing both the debt and equity capital of the business. The required return for Spartan Motors, Inc. is 11 percent.

CAPITAL BASE

The Capital Base consists of average current assets plus other assets and land net of investment securities, LIFO reserve, intercompany accounts and intangible assets and less average total liabilities excluding interest bearing debt and intercompany accounts. Deferred income taxes will be included as an asset or liability for each business unit based on applicable beginning of the year balances, however income taxes receivable and payable are eliminated from the computation of the Capital Base.